Barfresh Announces Strategic $4.1 Million Convertible Debt Financing

Strategic Investment Led by Unibel for Expected National Account Rollouts

BEVERLY HILLS, Calif., February [14], 2018 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, today announced that it has entered into definitive agreements with several of its large shareholders and management, led by Unibel, the parent company of Fromageries Bel, known as Bel Group, for a private placement of convertible notes for gross proceeds of $4.1 million. The funds shall be available to the Company upon its achievement of certain milestones establishing significant sales to national accounts. One milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 1,000 new locations. The other milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 2,500 new locations. Upon achievement of the first milestone, 60% of the principal amount of the convertible notes will be available to the Company, with the balance of 40% upon achievement of the second milestone. The Company intends to use the proceeds from this financing to fund the manufacturing of inventory, to purchase equipment and for general corporate purposes.

“Today’s announcement represents important and exciting steps in our efforts to optimize our capital structure in order to strengthen our platform and position us for expected rollouts with national accounts. We believe this will to enable us to dramatically increase our top line and enhance long-term shareholder value,” said Riccardo Delle Coste, Chief Executive Officer of Barfresh. “This investment, led by Unibel, is a testament to the growing strength of our brand and distribution opportunities that we see in 2018 and beyond.”

The convertible notes are unsecured with a two-year term and a 10% annual coupon to be paid in cash or stock at the Company’s discretion at a conversion price equal to 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the payment date, but in no event lower than sixty cents ($0.60) per share of Common Stock. The investor’s may elect to convert their principal into common stock at a conversion price equal to the lower of: (i) $0.88 per share of Common Stock, or (ii) 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the date of investor’s election to convert; but in no event lower than $0.60 per share of Common Stock.

Investors also received warrant coverage of 25% of the number of shares that would be issuable upon a full conversion of the principal amount at an average of the twenty consecutive trading day period immediately preceding the applicable closing date. If any principal amount remains outstanding after the one-year anniversary of the closing, investors will be granted an additional warrant with identical terms. The warrants are exercisable for a period of three years for cash at the greater of 120% of the closing price or $0.70 per share of common stock.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

About Unibel

Unibel is a French international family business led by fifth-generation family members, and parent company of Bel Group. It is the world leader in single serving cheese portions. Bel’s growth is derived notably from the power of its core brands, including The Laughing Cow®, Kiri®, Mini Babybel®, Leerdammer®, and Boursin® - all market leaders - and the geographical mix of its business activities. With a portfolio of over 25 international and local brands sold in nearly 130 countries, the Group generated consolidated sales of €2.9 billion in 2015. The commitment of nearly 12,000 employees, working in 30 countries and 30 production sites around the globe, contributes to the Group’s growth strategy. For more information, please visit www.groupe-bel.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10K and Quarterly Report on Form 10Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com